Exhibit 10.176

Compensatory Arrangements with Certain
Executive Officers and Directors

Set forth below are the base salaries of the named executive officers of Mace Security International, Inc. for the fiscal year as well as the discretionary cash bonuses they were paid for performance in 2005:

Name	Office	Fiscal 2006 Salary	Cash Bonus

Louis D. Paolino, Jr.	President, Chief	$400,000	$-
	Executive Officer and
	Chairman of the Board

Robert M. Kramer	Chief Operating Officer	$210,000	$-
	of the Car and Truck Wash
	Segment, Executive Vice
	President, General Counsel
	and Secretary

Gregory M. Krzemien	Chief Financial Officer	$200,000	$-
	and Treasurer

Ronald R. Pirollo	Chief Accounting Officer	$160,000	$-
	and Corporate Controller

The cash compensation for 2006 for Independent Directors is (a) an annual fee of $10,000, prorated for partial years of service, (b) a $1,000 fee per day for in-person attendance for Board or Committee meetings. Additionally, from time to time, the Board has awarded all directors stock options for service on the Board.